Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of the 31st day of December, 2010

BETWEEN:

U.S. Geothermal Inc., a body corporate having an office at 1505
Tyrell Lane, Boise, Idaho 83706
(the "Company")

AND:

Jonathan Zurkoff, an individual having a residence at 2413 N 25th
Stree, Boise, ID 83702
(the "Employee")

WHEREAS:

(A)	the Company is in the business of developing and acquiring geothermal power projects;

(B)	the Company wishes to engage the Employee as Vice President, Finance; and

(C)	the parties hereto wish to enter into this Agreement for the purpose of fixing the compensation and terms applicable to the employment of the Employee during the period hereinafter set out.

NOW THEREFORE THIS AGREEMENT WITNESSES that the parties hereto, in consideration of the respective covenants and agreements on the part of each of them herein contained, do hereby covenant and agree as follows:

1.	Employment

The Company hereby engages the Employee as Vice President, Finance of the Company, and the Employee hereby accepts such employment, upon the terms and conditions hereinafter set out.

2.	Term

This Agreement will be effective from December 31, 2010 and will remain in full force and effect until March 31, 2013 or until terminated as hereinafter provided. The term of this Agreement may be extended for one or more additional annual periods by written agreement signed by Employee and Company prior to the end of the term or any renewal of the term.

3.	Responsibility

The Employee will devote one hundred percent of his working time to his Employment hereunder, and while engaged in his employment will have the authority and duty to perform and carry out such duties and responsibilities as are customarily carried out by persons holding similar positions in other geothermal companies comparable in size to the Company and such additional and related duties as may from time to time be assigned, delegated, limited or determined by the Chief Executive Officer.

4.	Other Business Activities

For the term of the engagement, the Employee may not engage in any other business activities which will significantly interfere with his performance of the duties contemplated in this contract.

5.	Compensation

In consideration of the performance by the Employee of his responsibilities and duties as Vice President, Finance hereunder:

(a)	the Company will pay Employee the sum of US$160,000.00 per annum, payable in monthly installments. Such salary may be adjusted annually on the anniversary date of this agreement;

(b)	the Company will provide a 401K retirement benefit as is available to the other employees of the Company; and,

(c)

the Company will provide the Employee and his immediate family (consisting of spouse and children) with medical, dental and related coverages as are or may become available to the other employees of the Company;

6.	Expenses

The Company will reimburse the Employee for any and all reasonable and documented expenses actually and necessarily incurred by the Employee in connection with the performance of his duties under this Agreement. The Employee will furnish the Company with an itemized account of his expenses in such form or forms as may reasonably be required by the Company and at such times or intervals that may be required by the Company.

7.	Vacation

The Employee will be entitled to a paid vacation of 20 days within each 12-month period under the terms of this Agreement, to be calculated from the date of commencement of employment set forth in Section 2 herein. This vacation must be taken on dates that do not adversely compromise the Employee’s performance of his duties under this Agreement.

8.	Termination

This Agreement and the Employee's employment may be terminated by the Company summarily and without notice, payment in lieu of notice, severance payments, benefits, damages or any sums whatsoever, except those already earned, on the occurrence of any one or more of the following events:

(a)	the Employee’s failure to carry out his duties hereunder in a competent and professional manner;

(b)	the Employee’s appropriation of corporate opportunities for the Employee’s direct or indirect benefit or his failure to disclose any material conflict of interest;

(c)	the Employee’s plea of guilty to, or conviction of, an indictable offence once all appeals (if any) have been completed without such conviction having been reversed;

(d)

the existence of cause for termination of the Employee at common law including but not limited to cause related to fraud, dishonesty, illegality, breach of statute or regulation, or gross incompetence;

(e)

failure on the part of the Employee to disclose material facts concerning his business interests or employment outside of his employment by the Company, provided such facts are, in the opinion of the Company, detrimental to the Employee’s duties hereunder;

(f)	refusal on the part of the Employee to follow the reasonable and lawful directions of the Company;

(g)	breach of fiduciary duty to the Company on the part of the Employee; or

(h)	material breach of this Agreement or gross negligence on the part of the Employee in carrying out his duties under this Agreement.

8.1           In the event of the early termination of the Agreement for any reason set out in Section 8 above, the Employee shall only be entitled to such compensation as would otherwise be payable to the Employee hereunder up to and including such date of termination, as the case may be.

8.2           This Agreement and the Employee's employment may be terminated on notice by the Company to the Employee for any reason other than for the reasons set out in Section 8 above of this Agreement upon one month notice to the Employee. In such event, the Employee will be entitled to payment of salary up to and including such date of termination and the pro-rata monetary equivalent of any unused vacation days earned to the date of termination. Expenses incurred up to and including such date of termination shall be reimbursed only in accordance with Section 6.

8.3           This Agreement and the Employee's employment may be terminated on notice by the Employee to the Company for any reason upon one month notice to the Company. In such event, the Employee will be entitled to payment of salary up to and including such date of termination and the pro-rata monetary equivalent of any unused vacation days accrued to the date of termination. Expenses incurred up to and including such date of termination shall be reimbursed only in accordance with Section 6.

8.4

In the event that (i) Employee’s employment is terminated either by Company without Cause or by Employee for Good Reason (as defined below), and (ii) a Change of Control (as defined below) has occurred within the twelve (12) month period preceding the date of such termination, the Employee shall be entitled to receive a lump sum payment in an amount equal to eighteen (18) monthly installments of the Employee’s base annual salary as set forth under Section 5(a). Any payments made under this Section 8.4, in all events, will be paid within 60 days of the date of termination. For purposes of this Section 8.4, the Employee shall be considered to have had a termination of employment as of the date that the facts and circumstances indicate that it is reasonably anticipated that the Employee will perform no further services for the Company and its affiliates after such date or that the level of bona fide services for the Company and its affiliates that the Employee is expected to perform is expected to decrease permanently to no more than 20% of the average level of bona fide services that the Employee performed over the immediately preceding 36-month period. Whether the Employee has had a termination of employment will be determined in a manner consistent with the definition of “separation from service” under Code section 409A.

8.5

If this Agreement is terminated in accordance with Section 8.4, the benefits provided to the Employee pursuant to Section 5(c) of this Agreement shall continue for the number of months of compensation the Employee is entitled to following the termination of employment pursuant to Section 8.4 or until the Employee commences alternative employment, whichever occurs first; provided that, if such continued participation is not permissible under applicable law, Company or its successor shall provide Employee with benefits substantially similar to those to which Employee would have been entitled under those plans in which Employee’s continued participation is not permissible. The percentage of the contributions by the Company for the cost of the benefits provided pursuant to this Section 8.5 shall be at the same level as the Company’s contribution for such benefits during the Employee’s employment.

“Good Reason” shall mean any one of the conditions set forth below, provided that Employee must provide notice to the Company within sixty (60) days of the existence of such condition and the Company will have thirty (30) days from receipt of such notice to remedy the condition. If the condition is not remedied within such 30 day period, the following conditions will constitute “Good Reason”:

a)	A material diminution in the Employee’s base compensation; or

b)	A material diminution in the Employee’s authority, duties, or responsibilities; or

c)

A material diminution in the authority, duties, or responsibilities of the supervisor to whom the Employee is required to report, including a requirement that an Employee report to a corporate officer or employee instead of reporting directly to the board of directors of a corporation (or similar governing body with respect to an entity other than a corporation); or

d)	A material diminution in the budget over which the Employee retains authority; or

e)	A material change in the geographic location at which the Employee must perform the services.

“Change of Control” means an event occurring after the effective date of this Agreement pursuant to which:

a)

a merger, amalgamation, arrangement, consolidation, reorganization or transfer takes place in which securities of the Company possessing more than 50% of the total combined voting power of the Company’s outstanding voting securities are acquired by a person or persons different from the person holding those voting securities immediately prior to such event, and the composition of the board of Directors of the Company following such event is such that the directors of the Company prior to the transaction constitute less than 50% of the Board membership following the event;

b)

any person or any combination of persons acting jointly or in concert by virtue of an agreement, arrangement, commitment or understanding acquires, directly or indirectly, 50% or more of the voting rights attached to all outstanding voting securities;

c)

any person, or combination of persons, acting jointly or in concert by virtue of an agreement, arrangement or commitment or understanding acquires, directly or indirectly, the right to appoint a majority of the directors of the Company; or

d)

the company sells, transfers or otherwise disposes of all or substantially all of its assets, except that no Change of Control will be deemed to occur if such sale or disposition is made to a subsidiary or subsidiaries of the Company.

9.	Confidential Information

The Employee agrees to keep the affairs and Confidential Information (as defined below) of the Company strictly confidential and shall not disclose the same to any person, company or firm, directly or indirectly, during or after his employment by the Company except as authorized in writing by the Board. "Confidential Information" includes, without limitation, the following types of information or material, both existing and contemplated, regarding the Company or its parent, affiliated or subsidiary companies: corporate information, including contractual licensing arrangements, plans, strategies, tactics, policies, resolutions, patent, trade-mark and trade name applications; any litigation or negotiations; information concerning suppliers; marketing information, including sales, investment and product plans, customer lists, strategies, methods, customers, prospects and market research data; financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings; operational and scientific information, including trade secrets; technical information, including technical drawings and designs; any information relating to any mineral projects in which the Company has an actual or potential interest; and personnel information, including personnel lists, resumes, personnel data, organizational structure and performance evaluations. The Employee agrees not to use such information, directly or indirectly, for his own interests, or any interests other than those of the Company, whether or not those interests conflict with the interests of the Company during or after his employment by the Company. The Employee expressly acknowledges and agrees that all information relating to the Company, whether financial, technical or otherwise shall, upon execution of this Agreement and thereafter, as the case may be, be the sole property of the Company, whether arising before or after the execution of this Agreement. The Employee expressly agrees not to divulge any of the foregoing information to any person, partnership, Company or other legal entity or to assist in the disclosure or divulging of any such information, directly or indirectly, except as required by law or as otherwise authorized in writing by the Board. The provisions of this Section 9 and Section 9.1 below shall survive for two years the termination of this Agreement.

9.1           The Employee agrees that all documents of any nature pertaining to the activities of the Company or its related corporate entities, including Confidential Information, in the Employee's possession now or at any time during the Employee's period of employment, are and shall be the property of the Company and that all such documents and copies of them shall be surrendered to the Company when requested by the Company.

9.2            The Company agrees to keep confidential the terms of this Agreement and any disclosures made herein.

10.	Non-Competition

During the Non-Competition Period (as defined below), the Employee shall not, either individually or in partnership or jointly or in conjunction with any other person, entity or organization, as principal, agent, consultant, lender, contractor, employer, employee, investor, shareholder or in any other manner, directly or indirectly, advise, manage, carry on, establish, control, engage in, invest in, offer financial assistance or services to, or permit the Employee's name or any part thereof to be used by, any business in geothermal resources that is in direct competition with the business of the Company, its parent, affiliated or subsidiary companies, or any business in which the Company, its parent, affiliated or subsidiary companies is engaged. Competition, for purposes of this paragraph, is defined as a 10-mile radius around any and all geothermal properties acquired by the company up to and inclusive of the date of termination. For purposes of this Agreement, “Non-Competition Period” means a period ending twelve (12) months after the end of the termination of this Agreement. The Company agrees to waive this requirement upon request in the event that the Company agrees that an activity will have no significant adverse effect on the Company.

11.	Acknowledgement

The Employee acknowledges that damages would be an insufficient remedy for a breach by him of this Agreement and agrees that the Company may apply for and obtain any relief available to it in a court of law or equity, including injunctive relief, to restrain breach or threat of breach of this Agreement by the Employee or to enforce the covenants contained therein and, in particular, the covenants contained in Sections 9 and 10, in addition to rights the Company may have to damages arising from said breach or threat of breach. The Company acknowledges that in seeking remedy in a court of law or equity, it is not attempting to deny the Employee, if in good faith he is seeking to improve his financial well being. The Company agrees not to seek consequential damages and, in any event, the Company agrees not to seek damages in excess of the amounts paid to the Employee pursuant to this agreement.

12.	Representations and Warranties

The Employee represents and warrants to the Company that the execution and performance of this Agreement will not result in or constitute a default, breach, or violation, or an event that, with notice or lapse of time or both, would be a default, breach, or violation, of any understanding, agreement or commitment, written or oral, express or implied, to which the Employee is currently a party or by which the Employee or Employee's property is currently bound.

The Company represents and warrants to the Employee that the execution and performance of this Agreement will not result in or constitute a default, breach, or violation, or an event that, with notice or lapse of time or both, would be a default, breach or violation, of any understanding, agreement or commitment, written or oral, express or implied, to which the Company is currently a party or by which the Company or Company’s property is currently bound.

Employee agrees to indemnify Company and to hold it harmless against any and all liabilities or claims arising out of any unauthorized act or acts by Employee that, the foregoing representation and warranty to the contrary notwithstanding, are in violation, or constitute a breach, of any such contract, commitment, arrangement or understanding.

Employee acknowledges and agrees that Company has made no representations or warranties with respect to the tax consequences of any payments or other consideration provided by Company to Employee under the terms of this Agreement, and that Employee is solely responsible for Employee’s compliance with any and all laws applicable to such payments or other consideration.

Company may take such action as it deems appropriate to insure that all applicable federal, state, city and other payroll, withholding, income or other taxes arising from any compensation, benefits or any other payments made pursuant to this Agreement, or any other contract, agreement or understanding that relates, in whole or in part, to Employee’s employment with Company, are withheld or collected from Employee.

13.	Governing Law

This Agreement shall be construed and enforced in accordance with the laws of the State of Idaho, USA.

14.	Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto with respect to the relationship between the Company and the Employee and supersedes all prior arrangements and agreements, whether oral or in writing between the parties hereto with respect to the subject matter hereof.

15.	Amendments

No amendment to or variation of the terms of this Agreement will be effective or binding upon the parties hereto unless made in writing and signed by both of the parties hereto.

16.	Assignment

This Agreement is not assignable by the Employee. This Agreement is assignable by the Company to any other company that controls, is controlled by, or is under common control with the Company. This Agreement shall enure to the benefit of and be binding upon the Company and its successors and permitted assigns and the Employee and his heirs, executors and administrators.

17.	Severability

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability and shall be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

18.	Headings

The division of this Agreement into Sections and the insertion of headings are for convenience or reference only and shall not affect the construction or interpretation of this Agreement.

19.	Time of Essence

Time shall be of the essence in all respects of this Agreement.

20.	Independent Legal Advice

The Employee agrees that he has had, or has had the opportunity to obtain, independent legal advice in connection with the execution of this Agreement and has read this Agreement in its entirety, understands its contents and is signing this Agreement freely and voluntarily, without duress or undue influence from any party.

21.	Notice

Any notice required or permitted to be made or given under this Agreement to either party shall be in writing and shall be sufficiently given if delivered personally, by electronic transmission, or if sent by prepaid registered mail to the intended recipient of such notice at their respective addresses set forth below or to such other address as may, from time to time, be designated by notice given in the manner provided in this Section:

in the case of Company:

U.S. Geothermal Inc.
1505 Tyrell Lane
Boise, Idaho 83706
Attention: Corporate Secretary
Fax No.: 208 424 1030

in the case of Employee:

Jonathan Zurkoff
2413 N 25th Street
Boise, ID 83702

Phone No: 208-343-8052

Any notice delivered to the party to whom it is addressed shall be deemed to have been given and received on the day it is so delivered or, if such day is not a business day, then on the next business day following any such day. Any notice mailed shall be deemed to have been given, and received on the 10th business day following the date of mailing. In the case of facsimile transmission, notice is deemed to have been given or served on the party to whom it was sent at the time of dispatch if, following transmission, the sender receives a transmission confirmation report or, if the sender’s facsimile machine is not equipped to issue a transmission confirmation report, the recipient confirms in writing that the notice has been received.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

U.S. GEOTHERMAL INC.

By:	/s/ Daniel Kunz
Authorized Signatory

SIGNED by the Employee in the presence of:

/s/ Nancy Brown	/s/ Jonathan Zurkoff
Witness	Employee

Nancy Brown
Printed Name of Witness

AMENDMENT
TO
EMPLOYMENT AGREEMENT

     THIS AMENDMENT TO THE EMPLOYMENT AGREEMENT (the “Amendment”) is effective as of March 31, 2013 (the “Effective Date”), by and between U.S. Geothermal Inc., a Delaware corporation (the “Company”), and Jonathan Zurkoff (“Employee”).

RECITALS

     WHEREAS, the Company and Employee entered into an Employment Agreement with a term from December 31, 2010 until March 31, 2013 (the “Agreement”).

     WHEREAS, the Company and Employee desire to amend and extend the Agreement on the terms and conditions set forth below.

     NOW, THEREFORE, in consideration of the mutual covenants contained in the Agreement and this Amendment, the parties hereby agree as follows:

     1. Title. Section 1 of the Agreement is hereby amended to reflect that the Employee is employed as the Executive Vice President, Finance.

     2. Term. The term of the Agreement as set forth in Section 2 of the Agreement, is hereby extended and will remain in full force and effect until March 31, 2014.

     3. Expenses. Section 6 of the Agreement will be amended by the addition of the follow provision at the end of the second sentence thereof:

“and reimbursement by the Company will be made as soon as administratively practicable thereafter but in no event later than the earlier of (i) three (3) months after the date of termination and (ii) and no later than the end of the calendar year in which the expense was incurred.”

     4. Termination Payment under Section 8.4. The second sentence of Section 8.4 of the Agreement is hereby amended and restated as follows: “Any payments made under this Section 8.4, in all events, will be paid on the 30th day following of the date of termination.”

     5. Savings Clause. Except as modified by this Amendment, the Agreement shall remain in full force and effect, and is hereby ratified and confirmed in all respects.

[signature page follows]

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     IN WITNESS WHEREOF, the undersigned have executed this Amendment on July 26, 2013.

U.S. Geothermal Inc.
a Delaware corporation

By:	/s/ Dennis J. Gilles
Name: Dennis J. Gilles
Title: Chief Executive Officer

SIGNED by the Employee in the presence of:

/s/ Kerry D. Hawkley	/s/ Jonathan Zurkoff
Witness	Jonathan Zurkoff

Kerry D. Hawkley
Printed Name of Witness

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